EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/27/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD'S ANNOUNCES QUARTERLY CASH DIVIDEND

OAK BROOK, IL – On May 26, 2009, McDonald’s Board of Directors declared a quarterly cash dividend of $0.50 cents per share of common stock, payable on June 22, 2009 to shareholders of record at the close of business on June 8, 2009.

Upcoming Communications
McDonald's Annual Shareholders’ Meeting will be webcast live on May 27, 2009 at 9:00 a.m. Central Time on www.investor.mcdonalds.com.  An archived replay and podcast of the meeting will be available for a limited time.
Chief Executive Officer Jim Skinner and Chief Operating Officer Ralph Alvarez will speak at the Sanford C. Bernstein Strategic Decisions Conference on May 28, 2009 at 8:00 a.m. Eastern Time. Their remarks will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s tentatively plans to release May sales on June 8, 2009.

McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

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